UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 29, 2016

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37706	04-2735766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 258-4000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2016, Concurrent Computer Corporation (“Concurrent” or the “Company”) entered into a Board Representation and Standstill Agreement (the “Agreement”) with JDS1, LLC (the “Investor”), Julian Singer (the “Investor Affiliate”) and Wayne Barr (the “Nominee”). Pursuant to the terms of the Agreement, in consideration for certain restrictions applicable to the Investor, the board of directors of the Company (the “Board”), among other things, agreed to appoint Wayne Barr to serve on the Board until the 2016 annual meeting of stockholders of the Company (the “2016 Meeting”). The Board will nominate the Nominee for election as a director of the Company together with Steve Nussrallah, Derek Elder, Charles Blackmon, Larry Enterline, Dilip Singh and Robert Pons, and recommend in favor of their election by stockholders at the 2016 Meeting.

The Investor and the Investor Affiliate are also subject to standstill provisions under the Agreement. Such provisions generally remain in effect until the earliest to occur of (i) fifteen (15) business days prior to the deadline for the submission of stockholder nominations of directors and business proposals for Concurrent’s annual meeting of stockholders to be held during the 2017 calendar year pursuant to Concurrent’s Amended and Restated Bylaws, (ii) a material breach of the Agreement by Concurrent, the Investor or the Investor Affiliate, or (iii) receipt of written notice from the Board to the Investor that the Investor and its affiliates, collectively, have ceased to beneficially own, in the aggregate, at least 7.5% of Concurrent’s outstanding voting securities and the Board desires to terminate the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

Pursuant to the Agreement described under Item 1.01 above, effective as of August 29, 2016, C. Shelton James tendered his resignation from the Board and all Board committees thereof. Mr. James’s resignation did not involve any disagreement with the Board, the Company or its management on any matter relating to Concurrent’s operations, policies or practices. In connection with Mr. James’s resignation from the Board, the Company agreed to accelerate the vesting of 5,400 shares of restricted stock held by Mr. James, and to make a one-time payment to Mr. James of $47,500.

Appointment of Directors

Pursuant to the Agreement described under Item 1.01 above, effective as of August 29, 2016, the Board appointed Wayne Barr to serve on the Board until the 2016 Meeting. In addition, the Board will nominate the Nominee for election as a director of the Company together with Steve Nussrallah, Derek Elder, Charles Blackmon, Larry Enterline, Dilip Singh and Robert Pons, and recommend in favor of their election by stockholders at the 2016 Meeting.

Mr. Barr has extensive experience in the telecommunications, technology, and real estate sectors, currently working as the managing director of full-service real estate firm, Alliance Group of NC, LLC, as well as the principal at Oakleaf Consulting Group, which he founded in 2001. Mr. Barr co-founded and worked as the president of Capital & Technology Advisors and has held board memberships at numerous companies, including Anacomp, Leap Wireless International, NEON Communications, Globix Corporation, and nanotechnology company Evident Technologies. Since January 2014, Barr has been a director of public financial and diversified holding company HC2 Holdings.

The Board also agreed to appoint Mr. Barr to the Nominating Committee and the special committee formed in connection with Concurrent’s exploration of strategic alternatives.

Item 7.01.	Regulation FD Disclosure.

Attached as Exhibit 99.1 is a copy of a press release relating to the appointment of the Nominees. The information in this Item 7.01 and Exhibit 99.1 of Item 9.01 is being furnished pursuant to Regulation FD and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. In addition, the information in this Item 7.01 and Exhibit 99.1 of Item 9.01 shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Board Representation and Standstill Agreement, dated August 29, 2016, among Concurrent Computer Corporation, JDS1, LLC, Julian Singer and Wayne Barr

99.1	Press release dated August 29, 2016

Signatures

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Concurrent Computer Corporation

Date: August 29, 2016	By:	/s/ Emory O. Berry
Emory O. Berry Chief Financial Officer and Executive Vice President of Operations

EXHIBIT INDEX

Exhibit No.	Description

10.1	Board Representation and Standstill Agreement, dated August 29, 2016, among Concurrent Computer Corporation, JDS1, LLC, Julian Singer and Wayne Barr

99.1	Press release dated August 29, 2016